UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 26, 2007

INTERACTIVE SYSTEMS WORLDWIDE INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

 (State or Other Jurisdiction of Incorporation)

000-21831	22-3375134
(Commission File Number)	(IRS Employer Identification No.)

2 Andrews Drive, West Paterson, NJ	07424
(Address of Principal Executive Offices)	(Zip Code)

(973) 256-8181

 (Registrant’s Telephone Number, Including Area Code)

 (Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On April 26, 2007, Interactive Systems Worldwide, Inc. (the “Company”) notified The Nasdaq Stock Market, Inc. (“Nasdaq”) that as a result of the death this week of Harold Rapaport, who had been a director and member of the Company’s Audit Committee, the Company no longer complies with Nasdaq Marketplace Rule 4350(d)(2), which requires the Company to have an audit committee of at least three independent directors as defined by Nasdaq’s rules. There are currently two independent directors on the Audit Committee and one vacancy. Pursuant to Nasdaq Marketplace Rule 4350(d)(4), the Company has a cure period until the earlier of April 23, 2008 or the Company’s next annual meeting of stockholders to fill the Audit Committee vacancy, regain compliance and avoid delisting for this deficiency. The Nominating Committee of the Company’s Board of Directors has begun a search to find a new independent director who would be qualified to serve on the Audit Committee.

As previously announced, pursuant to the Company’s request the Nasdaq Listing Qualifications Panel has scheduled a hearing for May 17, 2007 regarding the Nasdaq Staff’s determination to delist the Company’s securities for failure to comply with the minimum $2,500,000 stockholders’ equity requirement for continued listing set forth in Marketplace Rule 4310(C)(2)(B). The Company’s securities will remain listed on the Nasdaq Capital Market pending the issuance of the Panel’s decision; however there can be no assurance that the Panel will grant the Company’s request for continued listing.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERACTIVE SYSTEMS WORLDWIDE INC (Registrant)

Date: April 30, 2007	By:	/s/ Bernard Albanese
Bernard Albanese
Chief Executive Officer